PEN INTERCONNECT, INC.
                              2351 South 2300 West
                           Salt Lake City, Utah 84119
                              --------------------

                              Information Statement

         This information statement is provided by the Board of Directors of Pen Interconnect, Inc., a Utah corporation (the "Company"), in connection with stockholder approval by written consent ratifying the actions of the Board of Directors in issuing warrants to acquire 1,000,000 shares of Common Stock to certain lenders.

         The foregoing action has been effected by written consents (the "Consents") executed by the holders of an aggregate of 51% of the Company's outstanding Common Stock. In accordance with the regulations of the Securities and Exchange Commission (the "Commission"), the Consents will be effective 20 days following the mailing of this information statement.

         The warrants were issued from January through April 1997 to 15 individuals and entities (the "lenders") who loaned an aggregate of $1,000,000 to the Company. The warrants are exercisable at $2.00 per share and expire on the tenth anniversary of their issuance. The loans are repayable after six months. If a loan is not repaid when due, the number of shares issuable pursuant to the lender's warrants doubles. If the loan is not repaid within 30 days of maturity the exercise price for the warrants decreases to $1.00 per share. If a loan becomes more than 60 days overdue the exercise price becomes equal to the lesser of $1.00 per share and the greater of $.55 per share or 75% of the average closing bid price of the Company's Common Stock during the 15 trading days immediately preceding the date of exercise (the "Market Price"). If a loan becomes more than 60 days overdue and the Company's stock is not listed on Nasdaq, the exercise price becomes equal to the lesser of $1.00 per share and 75% of the Market Price. As of July 31, 1997, loans with a principal amount of $775,000 remain outstanding. The Company has filed a registration statement to register the sale of shares of Common Stock issuable on exercise of the warrants.

Considerations

         In general the Company's Certificate of Incorporation authorizes the Board of Directors to create and issue securities convertible into Common Stock without shareholder approval. However, the corporate governance rules which apply to companies listed on the Nasdaq National Market System provide that a company may not without shareholder approval in any transaction issue at less than the greater of market value or book value a number of shares equal to more than 20% of the number of shares of common stock then outstanding. Although the matter is not free from doubt, the Company believes that it is the position of Nasdaq that the Company is required to take into account all shares which are issuable on exercise of the warrants even if it is improbable that the warrants will be exercised because the exercise price of the warrants is greater than the recent market price of the Common Stock. Although the exercise price of the warrants is greater than the market price of the Common Stock, it is arguably less than the Company's per share book value. Therefore the Company has obtained the Consents approving the issuance of the warrants in order to satisfy the Nasdaq rules.

Vote Required

     Under Utah law, the affirmative vote of a majority of the votes eligible to be cast at a meeting of shareholders is required to approve the authorization of the issuance of the warrants. The Consents satisfy this requirement.


Dated:   Salt Lake City, Utah
         September 29, 1997

                                By Order of the Board of Directors

                                /s/ Dennis C. Ellis

                                Dennis C. Ellis
                                Secretary


                                        2